Exhibit 10.1

LETTER OF INTENT

This binding Letter of Intent (“LOI”) sets forth the principal terms and conditions of a proposed a multi-step business combination transaction (the “Transactions”) between Nixxy, Inc., a Nevada corporation (“NIXX”), having an address at 1178 Broadway, 3rd Floor, New York, NY 10001, and Tachyon 9 Corporation, a Delaware corporation (herein “Tachyon”), having an address at 2332 Galiano Street, Suite 200, Coral Gables, FL 33134.

WHEREAS, Tachyon was created by industry experts to effectuate and grow opportunities in the AI HPC (defined below) data center industry;

WHEREAS, Tachyon and certain affiliates or partners (the “Tachyon Group”) have access to opportunities to acquire and/or develop HPC data centers for AI workloads in the United States and overseas, including a certain opportunity in North Dakota to build a 620-acre hyperscale campus to deliver up to 1GW of power tailored for AI driven applications, with an option to purchase the land for the data centers (the “Tachyon Assets”);

WHEREAS, the Tachyon Group has secured certain data center equipment with the total value of approximately $64 million calculated based on the manufacturer’s list price which is listed on Exhibit A (the “Tachyon Equipment”);

WHEREAS, the Tachyon Group has access to potential investment grade tenants for the HPC data centers including, without limitation, Yotta (aka Nidar Infrastructure Limited);

WHEREAS, NIXX is a publicly traded company on Nasdaq that has multiple avenues to raise capital to fund the joint data center projects;

WHEREAS, the Tachyon Group believes it has the ability to facilitate financing available to NIXX to purchase GPUs and other data center related equipment;

WHEREAS, NIXX and Tachyon shall engage in transactions substantially on the terms set forth herein and such other terms and conditions as shall be negotiated in accordance with applicable tax considerations relevant to the respective parties through a business combination (“Business Combination”), which structure shall be determined by and among the parties upon discussion with their respective counsel and which will be documented in a definitive agreement (the “Business Combination Agreement”); and

WHEREAS, this LOI amends and restates any prior version of an LOI.

NOW, THEREFORE, the parties hereby agree to collaborate with an intent to facilitate a Business Combination Agreement (and certain other agreements) governing the Transactions.

1

1. Transaction Overview

The parties propose to engage in a transaction whereby NIXX and the Tachyon Group will complete a Business Combination, with the surviving entity (or its parent) becoming a publicly traded digital infrastructure platform company capable of supporting artificial intelligence (“AI”) and high-performance computing (“HPC”) workloads up to 1GB in size, including all North Dakota assets and other intangible rights and business interests for future growth. The goal is to secure total potential capacity of up to 1GW, power and infrastructure to obtain investment grade lessees.

The legal transaction structure (including any pre-closing reorganization and the specific legal form of the acquisitions or mergers to effect the transactions described below) will be determined by the parties in good faith based on business, legal, tax, accounting and other considerations. The parties agree to act in good faith to negotiate the definitive agreements embodying the Transactions contemplated by this LOI as soon as practicable, and include certain milestones and conditions substantially as set forth herein.

NIXX and Tachyon will combine into a single directly or indirectly commonly owned public company by means of either an acquisition of Tachyon capital or Tachyon Assets by NIXX or an acquisition of both NIXX and Tachyon by a newly formed public company (“Newco”). NIXX or Newco will acquire 100% of the capital stock (or substantially all of the assets) of Tachyon (or otherwise acquire the Tachyon Assets from the Tachyon Group), which includes Nakota, hyperscale development campus (target capacity up to approximately 1 GW). The description of Nakota project is listed in detail on Exhibit B hereto. Tachyon intends to enter into a LOI with Yotta (aka as Nidar Infrastructure Limited) to enter into an offtake/lease agreement for at least 100MW of Nakota’s capacity. Entering into the Business Combination Agreement will be conditioned upon the Tachyon Group demonstrating to the reasonable satisfaction of NIXX that (i) it has good and marketable title to the Tachyon Equipment to be purchased, free and clear of all liens, claims and encumbrances; and (ii) good and marketable title in and to the approximately 620-acre parcel of land for the data center campus, including satisfactory zoning, entitlements and development plans suitable for the objectives of the Transactions.

1.	Merger Consideration. Tachyon’s capital stock for the Business Combination is estimated to be valued by the parties hereto at approximately $1 billion, which value is expected to be substantiated by an external valuation report reasonably acceptable by all parties hereto (“Merger Consideration”), for which the Tachyon Group shareholders shall receive such number of shares (the “Merger Consideration Shares”) of NIXX Common Stock, $0.0001 par value per share (“NIXX Stock”), derived by dividing the Merger Consideration by the conversion price (“Conversion Price”). Notwithstanding anything to the contrary herein, immediately following the Closing, Tachyon's stockholders shall hold at least 90% of the fully diluted shares of the combined company and Nixxy’s stockholders prior to the Transaction shall hold no less than 5% of the fully diluted shares of the combined company, and the Conversion Price and Merger Consideration Shares shall be derived to achieve such percentages, and to be adjusted accordingly based on the valuation of the Tachyon Assets and incremental financing raised by Tachyon prior to the Closing.

2

2.	Conversion Price. Subject to the foregoing in Section 1, the Conversion Price shall equal the volume-weighted average price (VWAP) of NIXX Stock over the five (5) trading days immediately preceding the date of the announcement of this Letter of Intent on Form 8-K, subject to a floor and a cap to be agreed, and the aggregate Merger Consideration Shares shall be capped to give effect to the post-Closing ownership percentages set forth above.

3.	PIPE. To address Tachyon’s working capital needs in advance of consummating the Business Combination, Tachyon shall raise up to $75 million via a PIPE investment (the “PIPE”) in the form of five-year secured convertible promissory notes (the “PIPE Notes”), which will automatically convert into Tachyon Stock before the closing of the Business Combination (the “Closing”) and shall be included as part of the Tachyon shares receiving Merger Consideration. Up to $[25 million] will be loaned to NIXX from the PIPE proceeds to fund NIXX’s working capital through a promissory note (the “NIXX Note”). Notwithstanding anything to the contrary herein, subject to customary exceptions, the sole and exclusive remedy of the holders of the PIPE Notes shall be recourse to the Tachyon Equipment pledged as collateral. Further, notwithstanding anything to the contrary herein, in the event that the Closing does not occur for any reason within 12 months after the execution of this Letter of Intent, the PIPE Notes shall automatically terminate and be deemed satisfied and discharged in full, and such holders' assumption, of all of Tachyon’s right, title and interest in and to the Tachyon Equipment, shall be in full and final satisfaction of Tachyon’s obligations under the PIPE Notes.

4.	NIXX Note. Provided the Tachyon Equipment collateral is duly delivered to Tachyon prior to or simultaneously with the first closing of the PIPE Notes transaction for the minimum net proceeds of $25 million, Tachyon shall fund the NIXX Note. Upon the completion of the Business Combination, the NIXX Note shall remain outstanding and payable in accordance with its terms.

5.	PCAOB Audit. Tachyon shall provide PCAOB audited financial statements for inclusion in the registration statement on form S-4 to be filed in connection with the Business Combination.

6.	Fairness Opinion In connection with the Business Combination, NIXX's board of directors, acting through a special committee of independent directors, shall obtain a fairness opinion from its own independent financial advisor as to the fairness of the Business Combination to NIXX and its stockholders (the “Fairness Opinion”).

Entering into the Business Combination Agreement will result in a change in control of NIXX. The Business Combination Agreement will reflect a change in control of NIXX, its management and board of directors. The surviving entity (whether NIXX or Newco) shall be subject to the applicable listing or initial listing requirements of the Nasdaq Stock Market, as may be applicable to the Transactions (including, without limitation, any change-of-control or reverse-merger initial listing review and approval). Between the signing of the Business Combination Agreement and the Closing, the parties shall conduct and operate each of its business only in the ordinary course consistent with past practice, and shall not enter into any transaction, or take or omit to take any action, that could reasonably be expected to impair, delay or interfere with the Transactions in any respect.

7.	Strategic Platform. The combined entity will seek to develop a scalable digital infrastructure platform supporting AI and HPC workloads, including:

•	Hyperscale compute hosting
•	Powered infrastructure leasing
•	Energy optimization and grid participation
•	Managed data center operations

3

8.	Board Structure. Subject to applicable law and Nasdaq listing standards (including director independence and audit committee requirements) and to NIXX's board (or a special committee) determination, the parties will appoint Tachyon representatives or designees to NIXX’s board of directors as follows: (i) one (1) director upon NIXX receiving at least $10 million from the NIXX Note; and (ii) the remaining three (3) directors upon Closing. NIXX’s board will initially consist of 5 members.

9.	Filings. Tachyon agrees to fully cooperate with NIXX in the preparation of all documents required to be filed with to the United States Securities and Exchange Commission (“SEC”) (including all exhibits and amendments thereto), or any other regulatory body, in connection with the transactions contemplated hereby, and to provide all information requested by the SEC, or any other regulatory party.

10.	Disclosures; Public Statements. Except as required by law or regulation, no public announcements, press releases or other public statements (including in any press conference, trade publication, marketing materials or otherwise) with respect to the subject matter of this letter of intent shall be made without the consent of each of the parties hereto.

The parties acknowledge that NIXX is a public company and that completion of the Transactions will be subject to, among other things:

•	approval of the NIXX board of directors, including receipt of Fairness Opinion;
•	reasonable satisfaction of due diligence by NIXX of Tachyon’s business and related equipment;
•	approval of NIXX's stockholders as required under applicable law and Nasdaq Listing Rules 5635(a), (b) and (d), and approval of the Nasdaq Stock Market for listing of the combined company in connection with the reverse merger (including any change-of-control or initial listing review);
•	audited financial statements for the period constituting the shorter of last two years or since inception of Tachyon ; and
•	compliance with securities laws and disclosure requirements, including filings with the U.S. Securities and Exchange Commission.

NIXX may make any public disclosures it determines in good faith are required under applicable securities laws with prior notice to Tachyon. The parties acknowledge that NIXX may be required to file a Current Report on Form 8-K, and to make other disclosures regarding this LOI and the Transactions, and that no consent provision herein limits NIXX's mandatory disclosure obligations under applicable securities laws.

11.	Due Diligence. Each party shall have the right to conduct customary financial, legal, tax, environmental, technical, inventory and operational due diligence regarding the other party and the assets involved in the Transactions.

12.	Other Agreements. The parties acknowledge the Transactions will be subject to negotiation and execution of mutually acceptable definitive agreements, which may include:

•	merger agreement, stock purchase agreement, or asset purchase agreement
•	contribution agreements
•	support agreements
•	investor rights agreement
•	lock-up agreements
•	registration rights agreement
•	employment or consulting agreements
•	other customary transaction documents

4

13.	Exclusivity. In consideration of the time and resources required for the Transactions, NIXX and Tachyon agree that for a period of 30 days following execution of this LOI neither will, as applicable:

•	solicit or engage in similar transactions or alternative acquisition proposals;
•	negotiate with other potential buyers regarding data center equipment or data centers; or
•	provide confidential information to third parties for purposes of an alternative transaction related to data center equipment or data centers.

Notwithstanding the foregoing, the exclusivity restrictions set forth in this Section 13 shall not restrict, and shall not apply to, NIXX’s ability to fund the company or otherwise to pursue, negotiate, enter into or consummate any financing of NIXX by way of any equity or debt financing (or any combination thereof, including the issuance of securities in connection therewith). Any such financing shall first be offered to Tachyon, who will have a right of first refusal or tag along rights to any such investment.

14.	Confidentiality. The parties acknowledge that discussions and information relating to the Transactions are confidential and will be subject to the terms of any existing confidentiality agreement between the parties, which shall remain in full force and effect.

15.	Expenses. Each party shall bear its own legal, accounting, financial advisory, and other costs incurred in connection with the Transactions.

16.	Disclosure. Except as and to the extent required by law, without the prior written consent of the other party, neither party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter. If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

17.	Entire Agreement and Binding Effect. This LOI is intended to be legally binding and enforceable upon execution by the parties, and shall be superseded by a subsequent definitive agreement executed by the parties. The LOI constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. The LOI may be amended or modified only by a writing executed by all of the parties.

18.	Governing Law. This LOI shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

19.	Good Faith Negotiations. The parties agree to negotiate in good faith toward execution of definitive agreements consistent with the terms outlined in this LOI.

- SIGNATURE PAGE FOLLOWS -

5

IN WITNESS WHEREOF, the parties hereto have executed this LOI on June 15, 2026.

NIXXY, INC.

By: ________________________________
Name:
Title:

TACHYON 9 CORPORATION

By: ________________________________d
Name:
Title:

6

Exhibit A

List Intangible assets

Product	Price with Tax ($)
Square D Gear	36,704,839.34
(8) Chief Buildings 350 x 30 x 16	6,125,000.00
PDUs	4,835,253.78
Feeder/Circuit Wire	3,325,767.00
Tray Cable	1,242,124.55
PVC and Fittings	523,006.25
Strut and Fittings	498,808.90
Netgear Switches	341,365.50
Low Voltage/Fiber	387,529.10
Lighting	134,768.51
Panduit/Fingerduct	130,202.10
Ground Grid	108,625.46
Tiewraps/Velcro	108,552.29
EMT/Boxes	77,734,65
Basket Tray	72,826.38
Cord Grips	36,768.38
Hardwire	30,691.56
Miscellaneous	14,911.65
Total	54,698,775.40

7

Exhibit B

List business interests

8

Nakota1 Development Project Overview HPC Data Center Campus A 620 - acre hyperscale AI data center development in Williams County, North Dakota — engineered to deliver up to 1 GW of power in phased 120 MW increments. Powered By: CONFIDENTIAL INVESTMENT OVERVIEW

9

Project Overview A Hyperscale Campus Built for the AI Era 1,100 Acres Secured 620 - acre active campus with 767 - acre ROFR option in Williams County — 5 miles west of Williston, ND Up to 1 GW Capacity Phased delivery in 120 MW increments, purpose - built for AI - driven hyperscale data center applications $12 – 20M per MW Projected hyperscale sales value with an estimated conservative $6M/MW profit margin at scale Named for Legacy Nakota — named after a rare North Dakota horse breed — reflects regional pride and long - term commitment

10

Site Rendering — Nakota Data Campus Topology Designed by JLG Architects (Project #JLG 250082), the campus layout accommodates phased 120 MW builds across a 620 - acre footprint, with dedicated power generation infrastructure, transmission interconnects, and full redundancy systems.

11

Future Expansion The Nakota Project is designed for significant, staged growth, leveraging a strategic land position to achieve a massive scael required for next - generation AI workloads. Phase 1 Foundation Establish core infrastructure with the initial 120 MW deployment on the 620 - acre campus. ROFR Activation Exercise the Right of First Refusal on an additional 767 acres for future expansion. Phased Deployments Incremental 120 MW power increases, allowing for flexible market response and capital efficiency. 1 GW Ultimate Capacity Achieve full 1 GW power capacity, creating one of the largest HPC data campuses in North America.

12

Strategic Infrastructure Multi - Source Power Access — Engineered for Reliability Grid Interconnection Stack • • • • Northern Border Gas : Direct tie - in via Hiland/Sanderson gas plant for onsite generation fuel WAPA Transmission: Direct access to Western Area Power Administration transmission corridor 345 kV MWEC/BEPC Line: Proximity to Mountrail Williams Electric Cooperative and Basin Electric Power Cooperative infrastructure Secured Transformers: Two 133 MVA transformers acquired; 240 MW of unused Atlas project power reclaimed with active queue entry

13

Gas Transmission Scope Northern Border Gas Tie - In & Regional Infrastructure The Nakota campus is strategically positioned within the Williams County gas and transmission corridor, with direct access tothe Hiland Sanderson Gas Plant and Northern Border pipeline infrastructure supporting onsite generation at scale.

14

Hyperscale Market Context The AI Power Demand Imperative $250B 2024 Hyperscale Construction Estimated total invested in hyperscale data center construction in 2024 alone — with growth projections exceeding $1 trillion by 2030 $28B Gas Turbine Market Global gas turbine market valuation in 2024, driven primarily by sudden and sustained hyperscale data center power demand 55 GW Additional Power Needed Additional gigawatts required globally over the next 5 years to meet AI and data center energy demand

15

Project Highlights Four Pillars of Competitive Advantage Procurement Priority Front - of - line positioning across all data center procurement categories in partnership with Schneider Electric, NVIDIA, Baker Hughes, and others Turbine Exclusivity Secured near - impossible NG turbine procurement slots — one of very few spec data centers with confirmed energy and redundancy by 2026 Political Support Bipartisan backing from Williams County Commission, state offices, MWEC/BEPC executive teams, and the Trump administration including NEDC engagement Regional Catalyst Project execution will expand oil and gas infrastructure, create local jobs, generate tax revenue, and enable expanded exploration across the region

16

Baker Hughes Partnership Turbine Procurement — Binding Commitment Secured NovaLT 16 — Exclusive Allocation Baker Hughes has committed an exclusive allocation of NovaLT16 natural gas turbines up to 1 GW+ , with the first 120 MW delivery targeted for Q4 2026 / Q1 2027 . Binding LOI and commitment letters are signed between FX Solutions and Baker Hughes, securing units pending project ownership and funding verification. Documents available upon request. 22 NovaLT16 units per 300 MW phase (20 operational + 2 spare), each delivering 16.9 MWe at 36.4% electrical efficiency

17

Baker Hughes — NovaLT 16 300 MW Concept Solution — Site Performance Estimated site performance for the NovaLT16 Simple Cycle configuration at North Dakota conditions (100% NG fuel). Total outpu t at rated conditions (59 Σ F) reaches approximately 302 MWe across 20 operating units. Solution is modular and scalable in alignment with IT load profile growth. Full CapEx/OpEx detail follows engineering study.

18

NovaLT 16 — Technical Profile Performance, Flexibility & H ₂ Readiness 16.9 MWe Output 36.4% electrical efficiency in simple cycle; 46% in combined cycle with 6 MWe additional steam power <10 Min to Full Load Rapid ramp capability with island mode proven — ideal for AI workload variability and grid stability support 100% H ₂ Capable Factory - tested at 100% hydrogen full load — supports 20%+ H ₂ blending from Day 1; upgradeable over time 35,000 - Hour Intervals Engine exchange strategy minimizes downtime — GT pool available for planned and unplanned maintenance events SCGT Emissions: NOx 15 ppm | CO 15 ppm | SOx 0 ppm — further reducible via SCR and CO catalytic reactors. NOx available down to 9 ppm upon request.

19

Building Rendering Nakota Data Campus — Building Design Architectural design by JLG Architects reflects hyperscale - grade construction standards — built for longevity, operational efficiency, and the demanding power density requirements of AI infrastructure tenants.

20

Clean Power Strategy

FSI as Hydrogen & Carbon Mitigation Partner


Nakota Without FSI
Nakota With FSI
Unmitigated NG
Pre-combustion Removal
C_2
Capable Only
Onsite Blending Day 1
H_2
H_2
Potential Delays
Accelerated
Commodity Buyers
Premium Clean MW MW Buyers
High Exposure
Infrastructure-Ready

MRD Technology Advantage

FSI's Molecular Resonance Decomposition (MRD) system enables hydrogen-rich, low-carbon fuel for Baker Hughes NovaLT16 turbines — no trucked or piped hydrogen required.

- **Pre-combustion carbon removal** — reduces CO_2 at the source before combustion occurs
- **Section 45V qualified** — hydrogen production tax credits up to $3/kg, improving ROI
- **Exceeds ND HB1427** — accelerates Site Compatibility Certification
- **$1–2M/MW resale premium** — from hyperscaler buyers seeking Scope 1 reductions
- **No infrastructure overhaul** — drop-in compatibility with NovaLT turbines from Phase 1

North Dakota Competitive Edge Why North Dakota Outperforms Abilene Crusoe/Oracle Abilene — The Proof of Concept Crusoe purchased land, secured energy agreements, procured turbines, and began site work — ultimately selling the project to Oracle for $15 billion . Nakota replicates this playbook with superior fundamentals. North Dakota Upside • Cheap natural gas: ND oil producers cannot flare gas — abundant supply at structurally low cost • Cooler climate: Among the coldest states in the country — substantially lower data center cooling costs • State support: Full county, state, and federal backing including former ND Governor Doug Bergum as Secretary of Interior and Energy Czar • NEDC engagement : Directed by Secretary of Interior to expedite all permitting through the National Energy Dominance Council

22

Existing Investment Capital Already Deployed — Nakota Is Shovel - Ready $3.6M Property 400 acres of Nakota site secured with an additional 767 - acre Right of First Refusal option in Williams County $54.7M Equipment Project equipment and pre - purchased materials on hand — including two 133 MVA transformers and generation assets $1.2M Engineering Paid professional fees covering architectural, civil, MEP, and transmission design through JLG, Cushing Terrell, and partners Total existing investment: ~$59.5M in sunk capital — land, equipment, and engineering — de - risking Phase 1 execution for incoming capital partners.

23

Project Execution Committed Partners. Proven Delivery. FX Solutions has assembled a full - stack team of engineers, architects, contractors, and utility partners — each with verified commitments to the Nakota campus. Baker Hughes Turbine supplier — exclusive NovaLT16 allocation with signed binding LOI JLG Architects + Cushing Terrell Campus architect and MEP/transmission engineering partner Basin Electric / MWEC Utility partners co - investing in transmission — committed to grid integration and infrastructure expansion Barnard Construction + 3 Forks Services EPC contractor and civil contractor — experienced in complex North Dakota energy infrastructure Full project transparency managed through Northspyre — real - time stakeholder access to costs, schedules, invoices, and progress documentation.

24